Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

SECOND QUARTER 2019 RESULTS

HOUSTON – August 7, 2019 - VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the second quarter 2019.

Operational and Financial Highlights for the second quarter of 2019 include:

•	Produced an average of 3,664 barrels of oil per day (“BOPD”) net near the midpoint of the Company’s guidance range;
•	Increased sales volumes 20% to 357,000 barrels compared to the first quarter of 2019;
•	Reported a net loss of $1.0 million ($0.01 per diluted share);
•	Reached an agreement in principle with joint venture owners to resolve past audit findings related to 2007 – 2016 which reduced earnings by $4.4 million ($0.07 per diluted share);
•

Reported Adjusted Net Income of  $8.0 million, or $0.13 per share, after excluding net charges totaling $9.0 million ($0.15 per diluted share) related to deferred income tax,  discontinued operations, other operating income (expense), net and unrealized gains on crude oil swaps;

•	Grew Adjusted EBITDAX by 32% to $12.9 million compared to the first quarter of 2019;
•	Increased Working Capital from Continuing Operations, excluding lease liabilities, by $4.4 million, which contributed to the increase in cash and cash equivalents to $48.6 million;
•	Implemented a common stock repurchase program for up to $10 million in share repurchases over a 12-month period.

Net loss totaled $1.0 million in the second quarter of 2019 compared with net income of $0.5 million in the same period of 2018, and $6.5 million in the first quarter of 2019.  The net loss for the second quarter of 2019 was impacted by a non-cash expense of $5.9 million ($0.10 per diluted share) related to deferred income tax, a $4.4 million ($0.07 per diluted share) charge related to the resolution of a legacy issue related to Etame joint venture owners’ audit findings for the periods from 2007 to 2016 and by a loss of $0.2 million ($0.00 per diluted share) from discontinued operations.  This was partially offset by a non-cash benefit of $1.5 million ($0.02 per diluted share) related to unrealized gains on crude oil swaps.    Adjusting for the net impact of these items totaling $9.0 million, second quarter Adjusted Net Income was  $8.0 million ($0.13 per diluted share).  Second quarter 2019 net loss was also impacted by a $(0.1) million ($0.00 per diluted share) non-cash benefit for stock options, restricted stock and stock appreciation rights (“SARs”).

Adjusted EBITDAX totaled $12.9 million in the second quarter of 2019, up 46% compared with $8.8 million for the same period of 2018, and up 32% compared with $9.7 million in the first quarter of 2019.  The average realized price for crude oil in the second quarter of 2019 was $68.62 per barrel, a decrease of 8% from $74.36 per barrel in the second quarter of 2018 but up 7% from $64.17 per barrel in the first quarter of 2019.  Sales volumes increased 12% to 357,000 barrels in the second quarter of 2019 from 319,000 barrels in the second quarter of 2018 and 20% from 297,000 barrels sold in the first quarter of 2019.

Adjusted EBITDAX, Adjusted Net Income and Working Capital from Continuing Operations are non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented:  “We continue to deliver strong results operationally, enhance our financial position and deliver value to our shareholders.  In the second quarter, we grew Adjusted EBITDAX to $12.9 million, maintained strong production at 3,664 BOPD net, increased sales volumes to 357,000 barrels and grew our cash position to $48.6 million.  We have also progressed with removing meaningful financial uncertainty from our balance sheet with the finalization of the Angola settlement and the agreement in principle to resolve 10 years of outstanding joint venture audits related to Etame.  These material and positive corporate developments allow us to focus completely on our 2019 drilling program, which we expect to begin this fall.

“On June 20th, we announced a share repurchase program that allows us to return value to our shareholders and underscores our confidence in the strength of our balance sheet, quality of our assets and our ongoing ability to generate free cash flow.  We believe the repurchase program is an excellent opportunity to buy our common shares at a significant discount to their intrinsic value and reflects the Board’s confidence in the current value proposition of our stock.  Between June 20th and August 7th, we repurchased nearly 900,000 shares of VAALCO stock.  The fact that we can execute this buyback program and also continue to fully fund our planned 2019-2020 drilling program at Etame from cash on hand and through cash from operations demonstrates the firm financial footing that we have established. We are at an exciting juncture for the Company and remain wholly focused on delivering profitable growth and meaningful value for our shareholders.”

Gabon

Average net oil production in the second quarter of 2019 was 3,664 BOPD.  In the second quarter of 2018, average net production was 3,549 BOPD and in the first quarter of 2019 it was 3,496 BOPD.

During the second quarter of 2019, the Etame 4H well produced an average of approximately 350 BOPD gross (95 BOPD net to VAALCO); however, in July 2019, this well stopped producing.  VAALCO is currently undertaking a technical analysis of remedial work with a view to reestablishing production.  Separately in July, the Company performed an acid simulation on the N. Tchibala 2H well.  Subsequent to this work, the well would not flow naturally, and VAALCO was unable to restore production.  The Company is planning to perform additional work to restore production.  During the second quarter of 2019, this well produced an average of approximately 420 BOPD gross (113 BOPD net to VAALCO).

In the third quarter of 2019, the Company has scheduled a planned maintenance turnaround for the Etame Marin FPSO and platforms which includes an approximate eight-day full field shut down which will impact third quarter production.  This was taken into consideration in determining the full year guidance for 2019 which remains unchanged at between 3,300 BOPD and 3,900 BOPD net to VAALCO.  Taking into consideration the combination of the planned turnaround as well as the impact of deferred production from the two wells that are not producing, the Company expects average production for the third quarter of 2019 to be between 3,000 BOPD and 3,300 BOPD net to VAALCO.

VAALCO and its joint owners are proceeding with executing a development drilling program beginning in the fall of 2019. Pursuant to the PSC Extension, the joint venture owners have made commitments for capital expenditures related to the drilling of two wells and two appraisal wellbores at an estimated cost of approximately $61.2 million ($20.5 million, net to VAALCO), by September 16, 2020.  The Company anticipates drilling these wells and a possible third well in the second half of 2019 and the first half of 2020.  The third well is subject to approval by the joint venture owners and the government of Gabon.

Equatorial Guinea

VAALCO has a 31% working interest in Block P offshore Equatorial Guinea. VAALCO is currently awaiting the Equatorial Guinea Ministry of Mines and Hydrocarbons (“EG MMH”) to approve its appointment as operator of Block P.  Compania Nacional de Petroleos de Guinea Equatorial (“GEPetrol”) is the state-owned oil company and one of the joint venture owners in Block P.  GEPetrol has fulfilled the requirement to introduce a new joint venture owner, who will acquire GEPetrol’s participating interest, to the EG MMH by March 28, 2019.  Upon EG MMH approving the new joint venture owner, the Contractor group has one year to drill an exploration well.  VAALCO intends to seek a partner on a promoted basis that will cover all or substantially all of the cost to drill an exploratory well.  If the joint venture owners fail to drill an exploration well, VAALCO would lose its interest in the license, and the associated costs would become impaired.  As of June 30, 2019, the Company had $10.0 million recorded for the book value of the undeveloped leasehold costs associated with the Block P license.  VAALCO and its joint venture owners are evaluating the timing and budgeting for development and exploration activities under a development and production area in the block, including the approval of a development and production plan.

Angola Settlement

Earlier this year, VAALCO executed a settlement agreement that finalized the termination of VAALCO’s rights, liabilities and outstanding obligations for Block 5 in Angola. The settlement agreement included a cash payment of $4.5 million from VAALCO and the elimination of the receivable from Sonangol P&P. The cash payment was made by the Company in July 2019 following the recent publishing of an executive decree from the Ministry of Mineral Resources and Petroleum. The financial impact of the Settlement Agreement was recognized in the first quarter of 2019.

2019 - Second Quarter Financial Results

Total oil sales for the second quarter of 2019 were $25.2 million, compared to $24.4 million in the second quarter of 2018 and $19.8 million in the first quarter of 2019.    During the second quarter of 2019, VAALCO sold approximately 357,000 net barrels of oil at an average price of $68.62 compared to approximately 319,000 net barrels at an average price of $74.36 per barrel during the second quarter of 2018.   During the first quarter of 2019, the Company sold approximately 297,000 net barrels of oil at an average price of $64.17 per barrel.

In June 2018, VAALCO executed commodity swaps at a Dated Brent weighted average price of $74 per barrel for the period from and including June 2018 through June 2019 for a quantity of approximately 400,000 barrels.  Adjusted EBITDAX for the three months ended June 30, 2019 includes realized gains of $0.4 million related to these swaps as compared to a realized loss of $11 thousand for the three months ended June 30, 2018 and $1.1 million realized gain for the three months ended March 31, 2019.

On May 6, 2019, the Company entered into commodity swap agreements at a Dated Brent weighted average of $66.70 per barrel for the period from and including July 2019 through June 2020 for a quantity of 500,000 barrels.  These swaps settle on a monthly basis.

Costs and Expenses

Total production expense, excluding workovers, was $9.8 million, or $27.45 per barrel of oil sales, in the second quarter of 2019, compared to $8.3 million, or $26.08 per barrel of oil sales, in the second quarter of 2018, and $8.1 million, or $27.30 per barrel of oil sales in the first quarter of 2019.    The year over year increase was driven by higher transportation and personnel costs during the second quarter of 2019 compared to the same period in

2018.VAALCO recorded no workover costs in the second quarter of 2019 compared to $4.5 million in workovers during the comparable 2018 period.

Depreciation, depletion and amortization (DD&A) expense was $1.9 million, or $5.35 per barrel of oil sales in the three months ended June 30, 2019 compared to $1.0  million, or $3.24 per barrel of oil sales in the comparable period in 2018, and $1.6 million, or $5.23 per barrel of oil sales in the first quarter of 2019.  DD&A per barrel increased from 2018 due to the increase in depletable costs associated with the PSC bonus payment paid in 2018.

General and administrative (G&A) expense excluding non-cash stock compensation for the second quarter 2019 was $2.8 million, or $7.93 per barrel of oil sales, as compared to $2.6 million, or $8.04 per barrel of oil sales in the second quarter 2018 and $2.7 million, or $9.14 per barrel of oil sales in the first quarter of 2019.  G&A expense includes $(0.1)  million,  $2.4 million and $1.7 million of stock-based compensation expense (benefit) for the quarters ended June 30, 2019 and 2018 and March  31, 2019, respectively.    Stock-based compensation expense related to SARs was $(0.7) million benefit during the three months ended June 30, 2019 as compared to $2.0 million expense in the comparable 2018 period.  Because the Company’s SARs are cash settled, these awards are adjusted to fair value each period, and as a result of the decrease in VAALCO’s stock price in the second quarter 2019 ($2.24 per share at March 31, 2019 compared to $1.67 per share at June 30, 2019), the amount of expense decreased significantly resulting in a credit for the second quarter of 2019.

In July 2019, the Company reached an agreement in principle to resolve a legacy issue related to findings from Etame joint venture owners’ audits for the periods from 2007 through 2016 for $4.4 million net to VAALCO.  The agreement in principle also provides for procedures to minimize the chances of future audit claims. Accordingly, the Company has accrued $4.4 million which is reflected in the “Accrued liabilities and other” line of the Company’s condensed consolidated balance sheet and is recorded as a second quarter 2019 expense in the condensed consolidated statements of operations in the line item “Other operating income (expense), net”.  The agreement in principle is expected to become final upon signing of a binding settlement agreement by all of the joint venture owners.

Income tax expense for the three months ended June 30, 2019 was $9.2 million. This is comprised of $5.9 million of deferred tax expense and a current tax provision of $3.3 million and was impacted by the above referenced $4.4 million related to the joint venture owners’ audits.  Income from continuing operations, excluding the $4.4 million, was $12.7 million.  At an effective tax rate of 79% (which was impacted by items associated with operations and foreign taxes for which no U.S. tax benefit was recognized), income taxes would have been $10.0 million.  The $10.0 million of income tax expense is reduced by the tax benefit of the $4.4 million expense (taxed at the U.S. income tax rate of 21%) or $0.9 million; thus, the expected tax is $9.2 million and consistent with the actual income tax expense recorded of $9.2 million.

For the three months ended June 30, 2018, the Company had a current provision of $3.6 million and no amounts related to the deferred provision. The decrease in the current provision is primarily attributable to Gabon income taxes which were impacted by an increase in the amount of costs which can be deducted as a result of the PSC Extension obtained in September 2018.  With respect to deferred income tax, for periods prior to the three months ended September 30, 2018, the Company had full valuation allowances on its net deferred tax assets, and deferred income tax was zero.

Capital Investments/Balance Sheet

During the three months ended June 30, 2019, VAALCO invested approximately $0.4 million in capital expenditures on a cash basis, primarily for equipment and other.    With respect to the planned drilling program

discussed above, VAALCO currently expects any capital expenditures made during 2019 and 2020 related to the planned drilling program will be funded by cash on hand and cash flow from operations.

At the end of the second quarter, VAALCO had Working Capital from Continuing Operations excluding lease liabilities of $38.1 million, and an unrestricted cash balance of $48.6 million.  The unrestricted cash balance included $3.8 million of cash attributable to non-operating joint venture owner advances.

Common Stock Repurchase Plan

On June 20, 2019, VAALCO announced that its Board of Directors had authorized a stock repurchase program under which the Company can repurchase up to $10 million of the currently outstanding shares of the Company’s common stock, over a period of 12 months through open market purchases, privately-negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934.  The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time. Payment for shares repurchased under the program will be funded using the Company's cash on hand.  During the period from the implementation of the program through June 30, 2019, the Company purchased 141,686 shares of common stock at an average price of $1.73 per share.  Subsequent to June 30, 2019 and through a settlement date of August 7, 2019, the Company purchased 746,668 shares at an average price of $1.73 for $1.3 million.

Dual Listing on the London Stock Exchange

As previously announced, VAALCO has identified an opportunity to attract greater trading liquidity and shareholder interest by pursuing a Standard Listing on the London Stock Exchange while maintaining its existing listing on the New York Stock Exchange.  A London listing would better position the Company alongside its international peer group, including peers that are focused on West Africa, and may generate increased interest through access to specialist international oil and gas investors and a broader range of equity research analysts.   The Company is progressing forward with the listing application and related filings and anticipates completing the process during the third quarter of 2019.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter financial and operating results August 8, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  Parties in the United Kingdom may participate toll-free by dialing 08000288438 and other international parties may dial (661) 378-9859.  The confirmation code is 9399017.  This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the resolution of joint venture owners’ audits, the share repurchase program, our ability to restore production in non-producing wells, our 2019-2020 drilling program, our activities in Equatorial Guinea, listing on the London Stock Exchange, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Al Petrie    713-543-3422

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$48,557	$33,360
Restricted cash	799	804
Receivables:
Trade	13,828	11,907
Accounts with joint venture owners, net of allowance of $0.5 million for both periods presented	130	949
Other	1,239	1,398
Crude oil inventory	553	785
Prepayments and other	4,808	6,301
Current assets - discontinued operations	—	3,290
Total current assets	69,914	58,794
Oil and natural gas properties and equipment - successful efforts method:
Wells, platforms and other production facilities	409,862	409,487
Work-in-progress	1,002	519
Undeveloped acreage	23,771	23,771
Equipment and other	10,903	9,552
	445,538	443,329
Accumulated depreciation, depletion, amortization and impairment	(393,669)	(390,605)
Net oil and natural gas properties, equipment and other	51,869	52,724
Other noncurrent assets:
Restricted cash	922	920
Value added tax and other receivables, net of allowance of $1.3 million and $2.0 million, respectively	2,742	2,226
Right of use operating lease assets	34,124	—
Deferred tax assets	30,946	40,077
Abandonment funding	11,550	11,571
Total assets	$202,067	$166,312
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,016	$8,083
Accounts with joint venture owners	3,781	304
Accrued liabilities and other	19,539	14,138
Operating lease liabilities - current portion	10,500	—
Foreign taxes payable	453	3,274
Current liabilities - discontinued operations	4,847	15,245
Total current liabilities	47,136	41,044
Asset retirement obligations	15,214	14,816
Operating lease liabilities - net of current portion	23,624	—
Other long term liabilities	421	625
Total liabilities	86,395	56,485
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,452,385 and 67,167,994 shares issued, 59,756,235 and 59,595,742 shares outstanding, respectively	6,745	6,717
Additional paid-in capital	73,059	72,358
Less treasury stock, 7,696,150 and 7,572,251 shares, respectively, at cost	(37,870)	(37,827)
Retained earnings	73,738	68,579
Total shareholders' equity	115,672	109,827
Total liabilities and shareholders' equity	$202,067	$166,312

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	June 30, 2019	June 30, 2018	March 31, 2019
Revenues:
Oil and natural gas sales	$25,230	$24,426	$19,765
Operating costs and expenses:
Production expense	9,819	12,817	8,219
Exploration expense	—	12	—
Depreciation, depletion and amortization	1,909	1,035	1,553
General and administrative expense	2,728	5,008	4,439
Bad debt (recovery) expense	5	145	(29)
Total operating costs and expenses	14,461	19,017	14,182
Other operating income (expense), net	(4,399)	314	(37)
Operating income	6,370	5,723	5,546
Other income (expense):
Derivative instruments gain (loss), net	1,911	(1,010)	(1,912)
Interest income (expense), net	201	(30)	187
Other, net	(145)	(214)	(238)
Total other income (expense), net	1,967	(1,254)	(1,963)
Income from continuing operations before income taxes	8,337	4,469	3,583
Income tax expense	9,208	3,582	2,753
Income (loss) from continuing operations	(871)	887	830
Income (loss) from discontinued operations, net of tax	(162)	(343)	5,671
Net income (loss)	$(1,033)	$544	$6,501

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.01)	$0.02	$0.01
Income (loss) from discontinued operations, net of tax	0.00	(0.01)	0.09
Net income (loss) per share	$(0.01)	$0.01	$0.10
Basic weighted average shares outstanding	59,801	59,090	59,630
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.01)	$0.02	$0.01
Income (loss) from discontinued operations, net of tax	0.00	(0.01)	0.09
Net income (loss) per share	$(0.01)	$0.01	$0.10
Diluted weighted average shares outstanding	59,801	59,851	60,683

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,468	$9,203
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	(5,509)	395
Depreciation, depletion and amortization	3,462	2,159
Other amortization	121	191
Deferred taxes	7,667	—
Unrealized foreign exchange loss	21	79
Stock-based compensation	1,620	2,756
Cash settlements paid on exercised stock appreciation rights	(261)	(82)
Derivatives instruments loss	1	1,010
Cash settlements received (paid) on matured derivative contracts, net	1,563	(11)
Bad debt (recovery) expense	(24)	89
Other operating (income) loss, net	37	(338)
Operational expenses associated with equipment and other	(60)	1,739
Change in operating assets and liabilities:
Trade receivables	(1,921)	(6,051)
Accounts with joint venture owners	4,291	13,203
Other receivables	158	(23)
Crude oil inventory	232	1,965
Prepayments and other	(1,175)	(764)
Value added tax and other receivables	718	(249)
Accounts payable	(730)	(535)
Foreign taxes payable	(2,865)	5,431
Accrued liabilities and other	3,858	1,381
Net cash provided by continuing operating activities	16,672	31,548
Net cash used in discontinued operating activities	(91)	(892)
Net cash provided by operating activities	16,581	30,656
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(1,163)	(976)
Net cash used in continuing investing activities	(1,163)	(976)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(1,163)	(976)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	107	445
Treasury shares	(352)	—
Debt repayment	—	(9,166)
Net cash used in continuing financing activities	(245)	(8,721)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(245)	(8,721)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	15,173	20,959
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	46,655	32,286
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$61,828	$53,245

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	June 30, 2019	June 30, 2018	March 31, 2019
NET SALES DATA:
Oil (MBbls)	357	319	297
Average daily sales volumes (bbls/day)	3,923	3,505	3,300
NET PRODUCTION DATA
Oil (MBbls)	333	323	315
Average daily production volumes (bbls/day)	3,664	3,549	3,496

AVERAGE SALES PRICES:
Oil ($/Bbl)	$68.62	$74.36	$64.17
COSTS AND EXPENSES (PER BOPD OF SALES):
Production expense	$27.50	$40.18	$27.67
Production expense, excluding workovers*	27.45	26.08	27.30
Depreciation, depletion and amortization	5.35	3.24	5.23
General and administrative expense**	7.64	15.70	14.95
Property and equipment expenditures, cash basis (in thousands)	$375	$553	$788

*Workover costs excluded from the three months ended June 30, 2019 and 2018 and March  31, 2019 are $21 thousand, $4.5 million and $0.1 million, respectively.

**General and administrative expenses include $ (0.29),  $7.66 and $5.80 barrel of oil of sales of stock-based compensation expense in the three months ended June 30, 2019, and 2018 and March  31, 2019, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain noncash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry.

Management uses Working Capital from Continuing Operations as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact lease liabilities.  Under the new leasing standard, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX Adjusted Income from Continuing Operations and Working Capital from Continuing Operations.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted Net Income	June 30, 2019	June 30, 2018		March 31, 2019
Net income (loss)	$(1,033)		$544		$6,501
Adjustment for discrete items:
Discontinued operations, net of tax	162		343		(5,671)
Unrealized derivative instruments (gain) loss	(1,479)		999		3,043
Other operating income (expense), net	4,399	—	(314)	—	37
Deferred income tax expense	5,925		—		1,742
Adjusted net income	$7,974		$1,572		$5,652

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	June 30, 2019	June 30, 2018		March 31, 2019
Net income (loss)	$(1,033)		$544		$6,501
Add back:
Impact of discontinued operations	162		343		(5,671)
Interest expense (income), net	(201)		30		(187)
Income tax expense	9,208		3,582		2,753
Depreciation, depletion and amortization	1,909		1,035		1,553
Exploration expense	—		12		—
Non-cash or unusual items:
Stock-based compensation	(103)		2,442		1,723
Unrealized derivative instruments (gain) loss	(1,479)		999		3,043
Other operating income (expense), net	4,399	—	(314)	—	37
Bad debt recovery and other	5		145		(29)
Adjusted EBITDAX	$12,867		$8,818		$9,723

Reconciliation of Changes in Working Capital from Continuing Operations	June 30, 2019	March 31, 2019	Change
Current assets	$69,914	$62,026	$7,888
Current liabilities	(47,136)	(43,267)	(3,869)
Operating lease liabilities - current portion	10,500	10,334	166
Current liabilities - discontinued operations	4,847	4,675	172
Working capital from continuing operations	$38,125	$33,768	$4,357